CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182473, 333-207130, 333-227501, 333-256848 on Form S-3 and Registration Statement Nos. 2-76378, 333-175185, 333-195314, 333-208999, 333-225417, 333-225992 on Form S-8 of our reports dated February 23, 2022, relating to the consolidated financial statements and financial statement schedules of Globe Life Inc. and subsidiaries and the effectiveness of Globe Life Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Globe Life Inc. for the year ended December 31, 2021.

/s/DELOITTE & TOUCHE LLP
Dallas, Texas
February 23, 2022